Exhibit (d)(134)

NORTHERN FUNDS

SUB-ADVISORY AGREEMENT

Northern Multi-Manager Emerging Markets Debt Opportunity Fund

Sub-Advisory Agreement (this “Agreement”) entered into as of the 22nd day of November 2013, by and among Northern Trust Investments, Inc. a corporation organized and existing under the laws of the State of Illinois and The Northern Trust Company of Connecticut, a corporation organized and existing under the laws of the State of Connecticut (together, the “Advisers”), and BlueBay Asset Management LLP, a limited liability partnership organized and existing in England and Wales (the “Sub-Adviser”).

WHEREAS, the Advisers have entered into an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Advisory Agreement”) with Northern Funds (the “Trust”), a Delaware Statutory Trust, engaged in business as an open ended investment management company registered under the Investment Company Act of 1940 as amended (the “1940 Act”), relating to the provision of portfolio management and administrative services to the Northern Multi-Manager Emerging Markets Debt Opportunity Fund (the “Fund”);

WHEREAS, the Advisory Agreement provides that the Advisers may delegate any or all of their portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Advisers and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Sub-Advisory Services.

(a)	The Advisers hereby appoint the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)

The Sub-Adviser shall, subject to the supervision and oversight of the Advisers, manage the investment and reinvestment of such portion of the assets of the Fund, as the Advisers may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the

Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Advisers, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code, (iii) the written instructions and directions received from the Advisers and the Trust as delivered; and (iv)
the requirements of the 1940 Act, Advisers Act, and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Advisers, to buy, sell, lend and otherwise trade in any stocks, bonds, derivatives and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, derivatives and other securities or investment instruments, or cash and cash equivalents, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from either of the Advisers, effect such portfolio transactions for the Sub-Advised Assets as the Advisers shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Advisers may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

(c)	Absent instructions from the Advisers or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law and compliance with its Order Execution Policy as provided to the Advisers, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the Sub-Adviser. The Advisers acknowledge that specific instructions from the Advisers in relation to the execution of trades may prevent the Sub-Adviser from following its Order Execution Policy. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Advisers without the prior approval of the Advisers. The Advisers shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Advisers.

(d)	The Sub-Adviser acknowledges that the Advisers and the Trust may rely on
Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Sub-Advised Assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e)	The Sub-Adviser has provided the Advisers with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“ Trust CCO”) or his or her delegatee promptly (and in no event more than 10 Business Days (as defined in the Fund’s prospectus) from ) the following:

(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and
Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f)	The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, to the extent permitted by applicable laws and regulations including rules of the Financial Conduct Authority of the United Kingdom (“FCA Rules”), aggregate the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities and shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other clients. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be consistent with its requirements of the FCA Rules and its obligations to the Fund and to its other clients. Where this results in a number of transactions at different prices, the Sub-Adviser may average the prices obtained so that all clients involved in the transaction pay or receive the same average price. The Advisers and the Trust recognize that aggregation of each individual transaction may operate to the advantage or disadvantage of the Fund and that some clients of the Sub-Adviser with specialist investment mandates may be allocated more of a transaction than clients with generalist investment mandates. The Advisers recognize that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Fund.

(g)	The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h)	The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.
(i)	The Sub-Adviser shall furnish the Advisers and the administrators of the Trust (together, the “Administrators”) weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Advisers may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Advisers and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Advisers, the Administrators to the Trust, and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Advisers relating directly to the Fund. The Sub-Adviser shall also provide the Advisers with such other information and reports relating to the Fund and the services provided hereunder, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material requested by or required to be delivered to the Board.

(j)	Unless otherwise instructed by the Advisers, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies or any class or similar representative action in connection with securities in which the Sub-Advised Assets may be invested, and the Advisers shall retain such responsibility.

(k)	The Sub-Adviser is authorised to give instructions to the Custodian or any other appropriate third party with respect to any corporate actions attached to securities held in the Sub-Advised Assets.

(l)

The Sub-Adviser shall cooperate promptly and fully with the Advisers and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or either of the Advisers brought by any governmental or regulatory authorities. The Sub-Adviser shall provide to the Trust CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Fund pursuant to this

Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Trust CCO or his or her delegatee.

(m)	The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.
(n)	The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(o)	The Sub-Adviser shall promptly notify the Advisers of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

2.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Advisers as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)	The Form ADV that the Sub-Adviser has previously provided to the Advisers is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Advisers and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii)	The Sub-Adviser will carry at all times professional errors and omissions liability insurance covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Advisers;

(iv)	The Sub-Adviser will furnish the Advisers with certificates of insurance in forms and substance reasonably acceptable to the Advisers evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Advisers and the Trust, all as promptly as reasonably possible. The Sub-Adviser will notify the Advisers promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	Each Adviser represents and warrants to the Sub-Adviser as follows:

(i)	Each Adviser is registered under the Advisers Act; and

(ii)	Each Adviser and the Trust has duly authorized the execution of this Agreement by the Advisers.

3.	Obligations of the Advisers.

(a)	The Advisers shall provide (or cause the Custodian (as defined in Section 4 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)	The Advisers have furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and they agree during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Advisers agree to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement

(c)	The Advisers agree to facilitate all required applications and provide such assistance and information to the Sub-Adviser and third parties as may be required from time to time in respect of the services to be provided under this Agreement.

4. Custodian. The Advisers shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser is not responsible for supervising the Custodian and shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian. The Sub-Adviser is responsible for the cash management of the Sub-Advised Assets.

5. Error Correction. The Sub-Adviser shall rectify any breach by the Sub-Adviser of the investment restrictions in Appendix B in accordance with Sub-Adviser’s error correction policy as provided to the Advisers.

6. Transactions in Derivatives.

(a)	Subject always to the provisions and restrictions contained in Appendix B, the Sub-Adviser has authority and power on behalf of the Fund to purchase, sell, hold, effect, settle, close-out and generally deal in and with domestic or foreign Derivatives (which term, for the purposes of this Section 6, shall include Contingent Liability Investments and “over the counter” Options or other transactions in Derivatives on contractual terms other than those of investment exchanges recognised or designated by the United Kingdom Financial Conduct Authority) and the Advisers agree that:

(i)	the Sub-Adviser is authorised to select the counterparties with which Derivatives are traded and the brokerage firms through which Derivatives are traded and the clearing houses through which Derivatives are cleared and settled for the Fund, and negotiate as the Fund’s agent any account agreements, clearing agreements, Master Agreements (ISDA, IFEMA, GMRA or such other industry standard agreements, including netting agreements required for the execution of particular transactions) or other documents required or deemed appropriate by such brokers or by the Sub-Adviser, with such then being executed by the Adviser; and

(ii)	to the extent required by any market, clearing house or exchange, the Sub-Adviser is authorised to and may reveal the Advisers’ and Fund’s identity and address to any relevant party through which Derivatives are traded or cleared

(b)	The Advisers understand that markets, clearing houses and exchanges require that anyone trading in Derivatives must advance collateral to meet initial and variation margin requirements. The Sub-Adviser is hereby authorised to make any required arrangements to meet the collateral requirements in order to be compliant with the laws and regulations that are or will come into force and are applicable to the Sub-Advised Assets. The Sub-Adviser is further authorised to instruct the Custodian to advance cash, securities and/or repos as collateral to an account designated by the clearing house/member or bi-lateral counterparty, as applicable, in order to meet margin and collateral payments as required by the rules of exchanges or markets on which Derivatives are dealt by the Sub-Adviser as the Fund’s agent.
(c)	The Advisers hereby appoint the Sub-Adviser as its process agent to receive on its behalf service of process for any proceedings in England. Service upon the process agent shall be good service upon the Fund whether or not it is forwarded to and received by the Fund or the Advisers.

7. Use of Name. During the term of this Agreement, the Advisers shall have permission to use the Sub-Adviser’s name in the marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public that refer to the Sub-Adviser in any way. If Advisers do not receive a response from the Sub-Adviser with respect to such materials within five Business Days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that Advisers may request that the Sub-Adviser approve use of a certain type of marketing material, and that Advisers need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not unless as required to fulfil its obligations under this Agreement use the Advisers’ names or the Fund’s or Trust’s name without the prior consent of the Advisers.

8. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the respective Fund or the Advisers. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, charges of accounting agents, transfer and dividend disbursing agents’ fees, insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing and index services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses.

9. Taxes. The Advisers will cause the Trust to pay all taxes and costs, due from time to time, in respect of the making of all relevant claims (including, without limitation, claims relating to withholding taxes and claims for exemption), for the filing of tax returns, and for providing tax authorities with information relating to the Sub-Advised Assets and transactions in the Sub-Advised Assets. The Sub-Adviser shall have no obligations or responsibilities with respect to the calculating, filing and the payment of any taxes due on capital or income held or collected for the Sub-Advised Assets.

10. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

11. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized in this Agreement, have no authority to act for or represent the Trust or the Advisers in any way or otherwise be deemed an agent of the Fund or the Advisers.

12.	Liability and Indemnification.

(a)	Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement. The Sub-Adviser shall not be liable for any losses caused by the Custodian or brokers.

(b)	Indemnification.

(i)

The Sub-Adviser shall indemnify the Advisers, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisers, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Advisers’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

(ii)	Each of the Advisers, the Trust and the Fund shall each indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, such Adviser’s, Trust’s or Fund’s breach of this Agreement or their representations and warranties herein or as a result of such parties’ willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

13. Effective Date and Termination. This Agreement shall become effective as of the date of execution, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until June 30, 2014 and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 calendar days’ written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 30 calendar days’ written notice to the Advisers and the Trust, or by the Advisers immediately upon notice to the Sub-Adviser; and

(e)	termination of this Agreement will be without prejudice to the completion of any transaction already committed. Following the termination date, the Sub-Adviser shall provide services with respect to any new transactions only up the mutual agreement of the Advisers and Sub-Adviser; and

(f)	termination of this Agreement will not affect accrued rights, indemnities, existing commitments or any contractual provision intended to survive termination. The Advisers will pay any outstanding fees accrued or due to the Sub-Adviser calculated pro rata to the termination date within ten (10) business days of receiving the final invoice for such fees.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

14. Amendment. This Agreement may be amended at any time in writing by mutual consent of the Advisers and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

15. Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Advisers in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Advisers to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser Indemnified Persons and Adviser Indemnified Persons. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

17. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

18. Confidentiality. Any information or recommendations supplied by either the Advisers or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Advisers may designate in connection with the Sub-Advised Assets (including for the avoidance of doubt that the Sub-Adviser may notify its appointment hereunder to affiliate entities within the Royal Bank of Canada).

19. Force Majeure. Neither party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay, failure or defective performance of its obligations under this Agreement if and to the extent that such delay, failure or defective performance arises out of causes beyond the control and without the fault or negligence of the party in question. Such causes may include, without limitation, postal or other strikes, lock-outs or other industrial disputes (whether involving the workforce of the relevant party or of any other party), act of terrorism or God, war, riot or civil commotion, any change to the law, order or regulation of governmental, supranational or regulatory body, currency restrictions, devaluations and fluctuations, market conditions affecting the execution or settlement of transactions or the value of assets, any breakdown in communication, computer facilities, machinery or software not reasonably within the relevant party’s control, fire, flood or storm, or failure of any relevant market, exchange or clearing house. This Section 19 is without prejudice to the Advisers’ liability to any counterparty or broker for any transaction affected by the Sub-Adviser for the Fund pursuant to this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By: /s/ Nina Staley
Name: Nina Staley
Title: Senior Vice President

NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Eric Schweitzer
Name: Eric Schweitzer
Title: Senior Vice President

BLUEBAY ASSET MANAGEMENT LLP

By: /s/ Nick Williams
Name: Nick Williams
Title: Partner, Chief Financial Officer

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Advisers and determined in accordance with the following provisions:

1.	Sub-Adviser’s Fee. The Sub-Adviser’s Fee shall be calculated monthly by The Northern Trust Company of Connecticut and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar month times (b) the applicable “Aggregate Assets Fee Rate” times (c) the total calendar days in the applicable calendar month, divided by (ii) total calendar days in the year. If the Sub-Adviser provides investment advisory services for less than a full calendar month, the Sub-Adviser’s Fee will be pro-rated based on the actual number of days during the month that the Sub-Adviser provided services to the Fund. The Advisers shall pay the Sub-Adviser’s Fee in US Dollars, monthly in arrears, and within 30 calendar days after the end of the applicable calendar month.

The Sub-Adviser’s Fee is exclusive of any value added tax which shall be added to the amount payable where applicable. For the avoidance of doubt the Sub-Adviser’s Fee is not paid from the assets of the Fund.

2.	Definitions.

(a)	“Valuation Date” shall mean (i) the close of business on each day in each month.

(b)	“Other Accounts” shall mean all of the accounts and funds that are as agreed between the Sub-Adviser and The Northern Trust Company of Connecticut, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of The Northern Trust Company of Connecticut and/or its affiliates that have a substantially similar investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c)	“Aggregate Assets Fee Rate” shall mean the following annual fee schedule: quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d)	“Aggregate Assets Fee Schedule” shall mean the following annual scaled fee schedule: [Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission.]

(e)	“Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar month. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f)	“Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.